                                                                   EXHIBIT 10.12

                               CONFIDENTIAL AND

                               SUPPLY AGREEMENT
                               ----------------


This Supply Agreement dated this 27th day of August, 1998, between McKesson U.S. Health Care, a division of McKesson Corporation ("McKesson") and Allscripts,
Inc. ("Allscripts") shall be to establish a [          ]* year program for the
supply of prescription drugs and other health and beauty care products by McKesson to Allscripts' Mail Order Facility in Columbus, Ohio and Allscripts' Repackaging Facility in Libertyville, Illinois (referred to herein collectively as "Facilities" and individually as "Facility"). The parties hereto agree as follows:

1.   MERCHANDISE

     For purposes hereof, "Merchandise" shall comprise all items normally stocked or drop-shipped by McKesson Drug Distribution Centers servicing the 48 contiguous states, including prescription drugs, OTC drugs, health and beauty aids and sundries. This Agreement does not apply to merchandise sold to Allscripts by McKesson Corporation divisions or subsidiaries other than McKesson Drug Company. The Allscripts' Facilities will be serviced by McKesson's distribution centers in Carol Stream, Illinois and Washington Courthouse, Ohio.

2.   TERM

     The term of this Agreement shall be for the [          ]* year period
     commencing on October 1, 1998, and during such period Allscripts agrees to designate McKesson as its primary supplier of Merchandise and to purchase
     from McKesson in excess of [     ]*% of all of the requirements of its
     Facilities for Merchandise and other items covered hereunder.

3.   ORDERING AND DELIVERY

     Prescription products will be delivered with an invoice to each of
     Allscripts' Facilities up to [      (     )]* times per week.  (Monday
     through Friday) in Libertyville and [      (     )]* times per week in
     Columbus. Orders transmitted by 8:00 p.m. local time Sunday through Thursday will be delivered the next day by 7:00 a.m. at Allscripts' Libertyville Facility and 7:30 a.m. at Allscripts' Columbus Facility. Alternate source orders transmitted by 5:00 p.m. will be delivered next day by noon. Afternoon deliveries transmitted by 2:00 p.m. will be delivered
     same day by 7:00 p.m.  Penalties for late shipments of $[          ]* per
     hour for deliveries after 7:30 a.m. in Libertyville and 8:00 a.m. in Columbus shall be imposed hereunder; provided, however, this payment shall not apply during inclement weather conditions.

4.   PAYMENT TERMS

     A. The invoice payment terms for the Merchandise covered by this Agreement are as follows:

*    Confidential portions omitted and filed separately with the Commission.

          [      (     )]* Day Payment Terms:  All invoices, (weighted average
          ----------------------------------
          of [     ]* days from date of invoice) are due and payable [  (   )]*
          days from the date of invoice via Electronic Funds Transfer (currently Tuesday/Thursday).

          Prepayment Incentives
          ---------------------

          Prepayment Terms (30 day, 15 day and 7 day): The prepayment is a one-time payment equivalent to thirty (30) or fifteen (15) or seven (7) days worth of purchases (based on the most recent three-month purchase history) which is held as a deposit by McKesson. The amount of the required deposit will be adjusted quarterly, and may be adjusted as often as monthly, to cover increases or decreases in purchase volume. Following such one-time payment, all purchases are payable under the
          [   ]* Day Payment Terms as described above.

          Allscripts shall be entitled to a reduction in the markup set forth in the cost of goods schedule for prepayment if Allscripts elects this prepayment option. The prepay incentive shall be as follows:


                   Prepay Incentive                Markup Reduction
                   ----------------                ----------------
                       30 Days                         [     ]*%
                       15 Days                         [     ]*%
                        7 Days                         [     ]*%


     B.   Any payments made after the due date indicated herein shall result in
          a [    ]* percent ([        ]*%) (or the maximum amount permissible
          under applicable law, if lower) increase in the purchase price of
          the Merchandise.  A [    ]* percent ([        ]*%) service charge (or
          the maximum amount permissible under applicable law, if lower) will be imposed semi-monthly on all balances delinquent more than [ ( )]* days.

     C. This Agreement is conditioned upon Allscripts' maintaining a sound financial condition throughout the term hereof and to that end, Allscripts agrees to promptly substantiate in writing, at McKesson's reasonable request, the existence of such condition with audited financial statements and any other supporting information reasonably required by McKesson.

     D. Each customer of McKesson is required to negotiate its payment terms and credit line with McKesson individually, based upon such customer's individual financial and risk characteristics. Nothing in this agreement is intended to be, nor shall it be construed as, a binding obligation or continuing commitment by McKesson to extend credit or payment terms options and all such terms and conditions shall be subject to the review and approval of McKesson's Credit Department. Allscripts retains the right to terminate the agreement upon change of payment terms.

*  Confidential portions omitted and filed separately with the Commission.

     E. McKesson reserves the right, in its sole discretion, to change a payment term (including imposing the requirement of cash payment upon delivery) or limit total credit, if (i) McKesson concludes there has been an unsatisfactory payment performance; or (ii) Allscripts ceases to meet McKesson's credit requirements or McKesson determines that Allscripts is likely to cease meeting such requirements. McKesson further shall be entitled to suspend or discontinue the shipment of any additional orders, which have not already been paid for, to Allscripts' Facilities if the above is not remedied, to McKesson's
          satisfaction, within [      (     )]* days.  In such event, McKesson,
          in its sole discretion, may immediately terminate this Agreement upon
          the expiration of said [     ]* day period.  Allscripts retains the
          right to terminate the agreement upon change of payment terms.

5.   SERVICE LEVEL

     A. In the event McKesson fails to maintain a Service Level (as defined below) for pharmaceutical purchases hereunder equal to at least
          [    ]*% with respect to each of Allscripts' Facilities (the "Minimum
          Service Level"), McKesson will be obligated to issue credits to Allscripts in accordance with Section 5.D. below, subject to the following:

          1. The Minimum Service Level shall not apply until sixty (60) days after the later of (i) the date of this Agreement, or (ii) the date on which Allscripts has furnished to McKesson reasonably accurate estimates of its pharmaceutical products usage.

          2. Items that (i) are new to the market or (ii) have not been previously ordered by Allscripts shall require a one month start up period.

          3. McKesson shall have at least a six-week start up period for new manufacturer contract transition.

     B.   "Service Level" shall mean a percentage amount calculated as follows:


                  A - B
                  ----- x 100
                  A - C

            where,

            A     =    [  ]*

            B     =    [  ]*

            C     =    [  ]*

     C. For any given order, a "Line" shall mean any stock-keeping unit of a pharmaceutical product ordered by Allscripts, regardless of the quantity ordered.

*  Confidential portions omitted and filed separately with the Commission.

     D.   In the event McKesson fails to maintain the required Service Level for
          [    ]* consecutive months, McKesson will credit Allscripts, {based on the following schedule};

          below [     ]*%                          [     ]*%
                [     ]*%                          [     ]*%
                [     ]*%                          [     ]*%

          of the aggregate net pharmaceutical purchases by Allscripts' affected
          Facility for the [     ]* months of reduced service and each
          subsequent month of reduced service. So long as McKesson is current in the crediting of such amounts, such failure shall not in itself
          constitute a default hereunder.  If the service level for any [     ]*
          month during the agreement falls below [     ]*%, Allscripts may elect
          to immediately terminate the agreement.

     E. In the event a distribution center is out of a particular product, McKesson can ship shorted product(s) from another McKesson distribution center and the product will be available to Allscripts
          within [     ]* hours of transmitted order.

     F.   McKesson provides [     ]* hour, [     ]* days per week emergency
          service. Emergency telephone numbers and pager numbers for primary and secondary contacts at each distribution center will be provided upon execution of this Agreement. When contacted in an emergency situation, distribution center personnel will access distribution center inventory and make arrangements for shipment of products to the facility via air, taxi, truck or police.

     G. Each McKesson distribution center has a plan in place in the event of a natural disaster to guarantee alternate delivery, delivery of emergency products direct from the manufacturer or from an alternate McKesson distribution center. Operations personnel at each distribution center work with the local McKesson Account Manager and Allscripts to put together an emergency order that is retained at the distribution center. In the event of a disaster, the emergency order can be automatically shipped to Allscripts.

          McKesson's National Computer Center has the ability to transmit or receive information to or from any of McKesson's 35 distribution centers. In the event of telephone line disruption, McKesson uses satellite technology as back up. The National Computer Center is completely redundant and self-contained, with a completely separate water system, electrical system and a mainframe computer. McKesson maintains a complete back-up system in another location that can be used in the event of a disaster impacting the primary site.



*  Confidential portions omitted and filed separately with the Commission.

6.   COST OF GOODS

     A.   In consideration for the Cost of Goods specified herein, Allscripts
          expressly commits to purchase a total of $[     ]* million (net of
          returns, allowances and rebates) in Direct Facility Delivery volume of Merchandise from McKesson during the three year term of this Agreement ("Volume Purchase Commitment"). If after the first year of this Agreement Allscripts has not achieved the appropriate pro rata purchase volume based on its Volume Purchase Commitment, McKesson, in addition to the other rights and remedies available to it hereunder, reserves the right in its sole discretion to redetermine the Cost of Goods pricing specified below. Allscripts also retains the right to immediately terminate the agreement based on such adjustment.

     B. Subject to the terms and conditions of this Section, the Cost of Goods for Merchandise delivered to Allscripts shall be Cost plus the applicable markup as specified below. Except in the case of contract items as discussed below, "Cost" for the purposes of this Agreement shall mean the manufacturer's published acquisition cost (exclusive of cash discounts) on the date of McKesson's invoice to Allscripts, adjusted for selected bonus goods, manufacturers' off-invoice allowances, and manufacturers' deal prices to be made available to Allscripts in accordance with McKesson's established policies. For purchases of Merchandise with respect to which Allscripts has entered into a vendor contract with a manufacturer ("Contract Products") loaded with McKesson, "Cost" shall mean the "bid price" of the product as set forth in the vendor contract.

     C. Unless otherwise indicated herein, the Cost of Goods under this Agreement shall be in accordance with the pricing schedule set forth below. Allscripts hereby agrees to maintain a minimum company-wide
          monthly average volume of $[     ]* million in prescription drug and
          OTC product purchases (net of returns, allowances and rebates) from McKesson throughout the term of this Agreement ("Monthly Volume Commitment"). Unless otherwise indicated, Allscripts shall at the time of implementation of service under this Agreement ("Implementation Date") be charged the applicable markup specified below for such Volume Commitment.

              Monthly Group-wide Volume                   Cost Markup %
             (net of returns, allowances                     Rx/OTC
                    and rebates)                  ([     ]* Day Payment Terms)
          ---------------------------------     --------------------------------

          $[           ]* - $[           ]*                [     ]*%
          $[           ]* - $[           ]*                [     ]*%
          $[           ]* - and above                      [     ]*%


          Note:  Pricing for the first year of the contract will be at the
          [    ]*% tier. Monthly purchase volumes will be reviewed after the first year.

          Schedule II *Narcotics            [               ]*
          ----------------------
          Contract Products                 [               ]*
          -----------------

*  Confidential portions omitted and filed separately with the Commission.

          Net Billed Items:  The purchase price for selected Merchandise,
          ----------------
          including but not limited to the following product lines, will be net-billed and not covered by the above-specified Cost of Goods pricing:
          [            ]*

7.   PHARMACEUTICAL PRODUCT ALLOCATIONS [            ]*

     [                        ]*

8.   RETURNED GOODS

     A. Credits for returned goods from McKesson are divided into four categories, depending on the reason for the claim. Credits will be issued for any of the following reasons:

          1)  Non-merchandise problems, such as shortages and pricing errors;
          2)  McKesson merchandise received in error;
          3)  Recalls; and
          4) Outdated merchandise (defined as items with less than 1 year dating).

     B.   The amount of credit allowed by McKesson will vary as follows:

          1)  100% credit will be given for:
              -----------

               (a)  Pricing errors, shipping errors and billing errors;
               (b) Shortages (required to be phoned into the Distribution Center within 48 hours of receipt of Merchandise);
               (c) Ordering errors (must be returned within 30 days of receipt);
               (d)  Manufacturer recalls;
               (e)  Items received by Allscripts with less than 1 year dating;
                    and
               (f)  Merchandise that had concealed damage.

               Invoice number is required in each of the above-specified instances, except recalls, for full credit.

          2)   85% credit will be given for:
               ----------

               Clean, salable merchandise with at least nine (9) months dating returned more than 30 days after location receipt.

          3)   75% credit will be given for:
               ----------

               (a)  Unsalable merchandise which can be returned to manufacturer;
               (b)  Outdated items (subject to the approved vendor list); and
               (c)  Salable merchandise with price tickets not removed.
                                                           ---

          (4)  No credit will be given for:
               ---------

               (a)  Merchandise damaged in Allscripts' Facilities;

*  Confidential portions omitted and filed separately with the Commission.

               (b) Merchandise from manufacturers not listed on the approved vendor list; and
               (c)  Merchandise not purchased from McKesson.

               These no credit items will be sent back to the facility which initiated the return.

9.   CONTRACT MANAGEMENT

     A. McKesson agrees to service all manufacturers' contracts negotiated by Allscripts, provided such manufacturers are approved suppliers of McKesson. Such Contract Products will be supplied at Allscripts' negotiated bid price as described above in the Cost of Goods section.

     B. Allscripts' eligibility for participation under a vendor contract must be authorized by the vendor and Allscripts' group purchasing organization, if applicable, before the contract is loaded by McKesson for Allscripts. Allscripts shall be liable for unpaid chargebacks resulting from eligibility issues.

     C.   In the event a vendor in the case of an Allscripts negotiated
                                                  ---------------------
          contract, (i) makes an assignment for the benefit of the creditors,
          --------
          files a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed with respect to a substantial part of the vendor's property or a proceeding is commenced against it which will substantially impair its ability to pay on chargebacks or
          (ii) otherwise defaults in the payment of chargebacks to McKesson, Allscripts shall be invoiced and become liable for the unpaid chargebacks allocable to its purchases from such vendor.

10.  SYSTEM SERVICES AND EQUIPMENT

     The following systems and services will be made available to Allscripts by McKesson:

     A.   Telxon electronic order entry equipment (including shelf wand) [  ]*.

     B.   Item price stickers, [          ]*, with Allscripts custom pricing,
          where required, and other features such as:
          1)  Department number
          2)  Invoice cost
          3)  Month and year ordered
          4)  Location name
          5)  AWP or retail pricing
          (Note:  Each feature is available for both Rx and OTC.)

     C.   Bar-coded shelf labels, [          ]*.

*  Confidential portions omitted and filed separately with the Commission.

     D.   Monthly report of all pharmaceuticals purchased from McKesson Drug for
          each location, [          ]* (due by 15th of following month).  In
          addition, Quarterly and Yearly reports:
          1)  by Drug
          2)  by Dollar Volume
          3)  by Manufacturer

     E.   A complete catalog of items stocked by McKesson's Distribution
          Centers, [      ]*.

     F.   [      (     )]* EconoLink systems and [      (     )]* chain host
          system plus printer shall be provided to Allscripts [          ]*.
          EconoLink shall be subject to a separate license agreement between the parties governing use and maintenance.

11.  TERMINATION

     A. Failure to make any payment when due in accordance with the terms of this Agreement shall constitute a default. Any other material breach of this Agreement by either party shall constitute a default if not cured within thirty (30) days after written notice of such breach is given by the non-breaching party. Upon default by either party, the other party may terminate this Agreement on five (5) days' written notice.

     B.   Either party may, on ten (10) days notice, terminate this Agreement:

          1) If the other party shall file any petition under any bankruptcy, reorganization, insolvency or moratorium laws, or any other law or laws for the relief of or in relation to the relief of debtors; or

          2) If the other party shall file any involuntary petition under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the party which has not been dismissed or terminated within sixty
              (60) days of the date of such filing or appointment; or

          3) If the other party shall make a general assignment for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature; or

          4) If the other party shall institute any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or

          5) If the other party's financial condition, in the reasonable belief of the terminating party, shall become such as to endanger completion of its performance in accordance with the terms and conditions of this Agreement.

     C. In the event of a termination hereunder the following continuing obligations and liabilities shall survive termination and remain in full force and effect:

*  Confidential portions omitted and filed separately with the Commission.

          1) Liability for accounts receivable balances or any other payment due hereunder to the other party at the date of or upon the occurrence of such termination; and

          2) Obligations imposed on each party under the Proprietary and Confidentiality Information section set forth below.

          3)  Accept returns as described in Section 8 of this Agreement for a
              period of [      (     )]* days following the effective date of
              any such termination.

12.  PROPRIETARY AND CONFIDENTIAL INFORMATION

     A. Any and all accounts, records, books, files, and lists regarding any transaction provided for or contemplated hereunder, shall be confidential and proprietary to the party creating or generating such information. This Agreement, and the terms and conditions hereof, are confidential. The parties expressly agree to maintain such terms and conditions in confidence, and shall take every precaution to disclose the contents of this Agreement only to those employees of each of the parties who have a reasonable need to know such information.

     B. Allscripts and McKesson each acknowledge that, in connection with their respective businesses, they have developed certain operating manuals, symbols, trademarks, trade names, service marks, trade secrets, Allscripts lists, procedures, formulas, and other patented, copyrighted, or legally protected materials which are confidential and proprietary to each of them.

     C. Neither party may disclose the terms of this Agreement during the term hereof and for an additional period of thirty-six (36) months following the effective date of expiration or other termination of this Agreement. Furthermore, except upon the prior written consent of the other party, neither party may divulge, disclose, communicate, or use any of the other party's confidential or proprietary information generally described in Subsection A and B above, in any manner or for any purpose, including, without limitation, use in advertising or for promotional materials, except upon the prior written consent of the other party. A party hereto may refuse consent to the use of its confidential or proprietary information for any or no reason. In the event that any such confidential or proprietary information is used during the course of this Agreement it shall retain its confidential and proprietary nature and shall be returned immediately to its owner or destroyed upon termination of this Agreement. Notwithstanding anything herein to the contrary, nothing in this subsection shall require either party to maintain in confidence any information, materials, or data which is in the public domain, enters the public domain through no fault of such party, was in possession of the party prior to being furnished to it by the other, was supplied to the party by a third party or parties lawfully in possession thereof, or which the party is required to divulge pursuant to process of any judicial or governmental body of competent jurisdiction, provided that notice of receipt of such process is given to the other.


*  Confidential portions omitted and filed separately with the Commission.

13.  ALTERNATE SERVICE

     If service from an McKesson distribution center to any Allscripts Facility is interrupted or delayed because of strike, lockout, labor dispute, fire or other casualty, or any other reasons beyond the reasonable control of McKesson, McKesson will take such action as may be reasonably necessary, without additional cost or expense to Allscripts, to maintain service as mutually agreed upon the affected Facility from an alternate McKesson distribution center.

14.  SUPPORT/PARTNERSHIPS

     McKesson agrees to participate in, and contribute towards, (sponsorship) Allscripts annual national meetings. The funding provided by McKesson for this will be equal to, or greater than the 1998 annual contribution.

15.  NOTICES

     All notices pertaining to this Agreement shall be delivered in person, sent by certified mail, delivered by air courier, or transmitted by facsimile and confirmed in writing (sent by air courier or certified mail) to a party at the address or facsimile number shown in this Section, or such other address or facsimile number as a party may notify the other party from time to time. Notices delivered in person, and notices dispatched by facsimile prior to 4:00 p.m. and confirmed, shall be deemed to be received on the day sent. All other facsimiles and notices shall be deemed to have been received on the business day following receipt; provided, however, if such day falls on a weekend or legal holiday, receipt shall be deemed to occur on the next business day. Notices may also be transmitted electronically between the parties, provided that proper arrangements are made in advance to facilitate such communications and provide for their security and verification.

     If to McKesson:
     --------------
     McKesson Corporation
     520 E. North Ave.
     Carol Stream, IL 60188
     Attention:  Pete Winkenbach
                 Vice President Sales
     Fax:        630-462-6641

     If to Allscripts:
     ----------------
     Allscripts, Inc.
     2401 Commerce Drive
     Libertyville, Illinois 60048-464
     Attention:  Chris T. Zirzow, R.Ph.
                 Vice President, Pharmaceutical Alliances
     Fax:        847-680-3951

15.  MISCELLANEOUS

     A. This Agreement embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, understandings and representations with the exception of any promissory note, security agreement or other credit or financial related document(s) executed by Allscripts or between Allscripts and McKesson. This Agreement may not be modified, supplemented or extended except by a writing signed by both parties.

     B. This Agreement supersedes any and all prior McKesson agreements and discount plans in which any Allscripts facility may currently be participating.

     C. Except as provided above in Section 13, neither party shall have any obligation hereunder for failure or delay of performance due to fire, shortage of materials or transportation, government acts, or any other cause beyond its control.

     D. Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party, and any such attempted assignment shall be without effect, except that either party may, without the consent of the other, upon the sale of the assets of the business to which this Agreement pertains, assign this Agreement to an affiliate of such party. This Agreement shall be binding upon all permitted assigns.

     E. This Agreement shall be construed in accordance with the State of California without regard to the provisions of Section 1654 of the California Civil Code or the rules regarding conflict of laws.

     F. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement.

     G. The failure of either party to enforce at any time or for any period of time any one or more of the provisions thereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

     H. If any federal, state, or local tax currently or in the future is levied upon McKesson in a jurisdiction where either McKesson or Allscripts does business and such tax relates or applies to the Merchandise or any transactions covered by this Agreement (excluding taxes imposed on McKesson's net income), the Cost of Goods to those Allscripts Facilities involved will be increased a corresponding percentage amount.

     I. Participation hereunder by any of Allscripts'/McKesson Facilities may be terminated by McKesson/Allscripts if such Facility fails to comply with the terms and conditions of this Agreement.

     J. Allscripts understands and acknowledges that all product discounts and rebates earned by or granted to its locations under McKesson's programs may be subject to certain state and federal laws and regulations regarding reporting and/or disclosure requirements and may be required to be reflected in the costs claimed or charges made by Allscripts' Facilities under Medicaid, Medicare or any other health care reimbursement program or provider plan.

     K. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the other of such provision or the remaining provisions of this Agreement.

     L. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     M. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties. This Agreement shall be deemed accepted by McKesson only upon execution by a duly authorized representative of McKesson.

ALLSCRIPTS, INC.              McKESSON U.S. HEALTH CARE,
                              a division of McKesson Corporation


By:     /s/ John Cull         By:    /s/ Pete J. Winkenbach
     -----------------------        ---------------------------------------

Name:   John Cull             Name:  Pete J. Winkenbach
     -----------------------         --------------------------------------
      (Print or Type)

Title:  Treasurer             Title: Vice President Sales, Central Region
      ----------------------         --------------------------------------

Date: 8/31/98                 Date:  8-28-98
      ----------------------         --------------------------------------


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